Exhibit 10.1

MORGANS HOTEL GROUP

May 18, 2016

Dear Chadi:

This letter agreement hereby amends and restates in full all of your prior employment offer letters, consisting of the employment offer letters dated January 14, 2016, September 25, 2015, and October  11, 2011 as amended (collectively, the “Prior Agreements”).

The terms of your continued employment are as follows:

Title: SVP, Chief Revenue Officer and Interim Chief Operating Officer

Effective Date: February 29, 2016

Base Salary:

Your annual base salary effective April 1, 2016 will be $325,000.00, ($6,250.00 per week) less applicable withholdings and deductions, and will be reviewed in accordance with the Company’s standard practices.

Annual Discretionary Bonus:

For 2016, you will be eligible for an annual discretionary bonus based on individual and company performance with a target bonus of 50% of your base salary, but with the actual amount of the bonus, if any, to be determined by the Company in its sole discretion.  You must be actively employed by the Company on the date bonuses are paid to Company employees to be eligible to receive any bonus.  Future year eligibility will be determined by the CEO and/or the Compensation Committee of the Board of Directors.

Paid Time-Off:	You will continue to be eligible to accrue five (5) weeks vacation per year. Vacation time is accrued on a calendar year basis.

You will continue to accrue six (6) paid sick days and three (3) paid personal days per calendar year.

If you do not use the granted paid time-off in a given year, you will forfeit all accrued and unused vacation, sick and personal days and no balance will roll over to the next year. Any vacation, sick or personal days already taken this year under the Prior Agreements will be deducted from the annual allotments set forth here in for the balance of 2016.

Termination of Employment:  The Company may terminate your employment at any time, with or without Cause.  In the event that your employment is terminated by the Company without Cause (and not as a result of your Disability)

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you shall be eligible to receive (i) accrued but unpaid base salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practice; (ii) up to four (4) weeks of accrued unused vacation time, to be paid in accordance with the Company’s normal payroll practice; (iii) any unreimbursed business expenses incurred prior to the date of termination, to be paid in accordance with the Company’s normal expense reimbursement polices;  (iv) all compensation and benefits payable to you under the terms of the employee benefit plans in which you participated prior to the date of termination of employment, in accordance with the terms of such employee benefit plans; (v) twelve (12) months of salary continuance at the same rate as the base salary at the time of termination, less applicable withholdings and deductions;  (vi) a one-time lump sum payment in an amount equivalent to twelve (12) times the amount that the Company contributes to the health insurance premiums for you per month at the time of your termination, less applicable withholdings and deductions; (vii) accelerated vesting of a pro rata portion of any outstanding equity awards that are subject to solely time-based vesting conditions and are held by you at the time of termination, determined by multiplying the number of shares of Company common stock subject to each such equity award by a fraction, the numerator of which is the number of days elapsed since the beginning of the vesting period through the date  of termination and the denominator of which is the number of total days in the vesting period;  (viii) an amount equal to a pro rata share of  your annual bonus for the year of termination determined by multiplying the annual bonus by a fraction, the numerator of which is the number of days elapsed in the year through the effective date of termination and the denominator of which is 365, and based upon application of the performance metrics determined by the Company in its sole discretion with respect to such bonus, and otherwise payable at the same time that annual bonuses in respect of the applicable calendar year are otherwise paid to employees of the Company; and (ix) in the event that the effective date of  termination occurs after the end of a calendar year worked and prior to payment of bonuses for that calendar year, the Company will pay you your bonus for such calendar year (if any) calculated based upon application of the performance metrics determined by the Company in its sole discretion with respect to such bonus. (collectively, the “Severance Benefit”).

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Any obligation of the Company to provide you the Severance Benefit is conditioned, however, on you executing (without revoking) and returning in a timely manner the separation and release agreement that will be provided to you by the Company at or about (and in all events no later than 30 days following) the time your employment ends (which agreement may include, without limitation, a general release of claims; and restrictions on post-employment competition and on solicitation of customers, business partners and employees and requirements of post-employment confidentiality, cooperation and non-disparagement, provided such restrictions and requirements shall be no more restrictive than the corresponding covenants and agreements agreed to herein) (the “Separation Agreement”) and on your continued compliance with the terms and conditions of such Separation Agreement. The Separation Agreement must become effective, if at all, by the deadline specified therein (and in all events by the 60th day following the date your employment is terminated).  Any base salary to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company.  The first payment will be made on the Company’s next regular payday following the expiration of 7 days from the effective date of the Separation Agreement; but that first payment shall be retroactive to the date of termination.  Notwithstanding the foregoing, if the time period to consider and revoke the Separation Agreement covers two of your taxable years, any portion of the Severance Benefit that constitutes deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) that is payable during the period to consider and revoke the Separation Agreement shall be paid in the later taxable year.

As used herein:

“Cause” shall mean: (i)  any act or omission constituting a material breach by you of any provision of this letter agreement; (ii) willful failure by you to perform your duties hereunder (other than any such failure resulting from the your Disability), after demand for performance is delivered by the Company that identifies in reasonable detail the manner in which the Company believes you have not performed your duties, if, within 20 days of such demand, you fail to cure any such failure that is capable of being cured; (iii) any misconduct by you that is materially injurious to any member of the Company or any of its subsidiaries or affiliates or properties, financial or otherwise, or any act of misappropriation, fraud (including with respect to any member of the Company or any of its subsidiaries’, affiliate’s or properties’ accounting and financial statements), embezzlement or conversion by you of the property of

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any of the Company or its subsidiaries or affiliates; (iv) the commission (or plea of no contest) of you for any felony or misdemeanor involving moral turpitude; (v) your gross negligence, gross neglect of duties or gross insubordination; (vi) your commission of any violation of any antifraud provision of federal or state securities laws; (vii) your  alcohol or prescription or other drug abuse substantially affecting work performance; (viii) your violation of the Company’s policies regarding harassment or discrimination; or  (ix) your material violation of company policies or this letter agreement.

“Disability” shall mean: (i) your incapacity due to physical or mental illness that results in your failure to substantially perform the essential functions of your position, with reasonable accommodation, on a full-time basis for 90 consecutive days; or (ii) you become eligible to receive benefits under the Company’s applicable long-term disability plan.  If you do not agree with the Company’s determination of your Disability, such question will be subject to the certification of a qualified medical doctor selected by the Company to which you have no reasonable objection.  The costs of such qualified medical doctor will be paid by the Company.

Change of Control:

If the Company terminates your employment without cause within twelve (12) months following a Change of Control (as defined below), then the Company will, subject to your continuing full and faithful compliance with the Executive Covenants set forth below and as full liquidated damages, pay you the Severance Benefit and the Company thereafter shall have no further obligations to you hereunder. Notwithstanding the foregoing or anything else contained in this letter to the contrary, prior to the payment by the Company of the termination payments and benefits provided for above, and as a condition to such payments, you shall, comply with the provisions relating to the execution and delivery of the Separation Agreement as set forth under “Termination of Employment”  above.

As used herein, “Change of Control” shall mean the occurrence of a “change in control event” (within the meaning of Section 409A and the Regulations thereunder) with respect to Morgans Hotel Group Co.

Notwithstanding anything to the contrary in this letter agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this letter agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next

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business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  For purposes of this letter agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).  Each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments under this letter agreement is to be treated as a right to a series of separate payments.  In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this letter agreement to comply with, or be exempt from, the requirements of Section 409A.

As a Company employee, you will acquire Confidential Information in the course of your employment.  You agree that in consideration of your employment with the Company, you will treat such Confidential Information as strictly confidential.  You will not, directly or indirectly, at any time during your employment with the Company or any time thereafter, and without regard to when and for what reason, if any, your employment shall terminate, disclose, use, or cause to be used any such Confidential Information, except as it is absolutely necessary in the normal course of performing your designated duties for the Company, if authorized in writing by the Company or as may be required by a court or other governmental body, provided that in the event of disclosure required by a court or other governmental body you shall provide the Company as much advance notice as possible (consistent with applicable law) prior to making such disclosure.  “Confidential Information” includes any information of the Company or its subsidiaries or affiliates not generally known to the public, including but not limited to trade secrets, mailing lists, financial information, business plans and/or policies methods of operations, customer lists and information, information concerning or received from business partners, sales and marketing plans, research and development plans, strategic plans, and any other information acquired by you in the course if your employment with the Company that is not readily available to the public (other than through a breach of this letter agreement).

During the period that you are employed by the Company, and for a period of six months thereafter (the “Non-Compete Period”), in the event you are terminated by the Company with or without Cause in accordance with the terms hereof, you will not, whether alone or jointly, or as an employee, officer, agent, partner, member, stockholder (except of not more than 2% of the outstanding stock of any listed company), investor, consultant, advisor, or independent contractor, directly, indirectly or beneficially, irrespective of whether compensation or other remuneration is provided, for your own account or for the benefit of any other period or entity, engage in any business or entity that is engaged in the ownership, management or operation of a hotel or chain of hotels, or is engaged in any food, beverage or other night-life related business, in any instance, anywhere in the world. In the event the Company agrees in its sole discretion to waive all or any portion of the Non-Compete Period upon your request, the Company will have no obligation to

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provide you with the any Severance Benefit to which you would otherwise be entitled for the portion of the Non-Compete Period so waived.

During the period that you are employed by the Company, and for a period of one year thereafter (the “Non-Solicit Period”), regardless of the reason your employment with the Company terminates, you will not, directly or indirectly, either individually or through any entity or other person with which you may become associated, (1) hire or solicit for hiring or engagement any employee of the Company or any of its subsidiaries or affiliates, or encourage or otherwise induce any such employee to terminate his or her employment or other contractual relationship with the Company or any of its subsidiaries or affiliates, (2) induce or attempt to induce any person or entity that is a supplier, distributor, guest, travel agent, vendor, customer or otherwise a contracting party of the Company or any of its subsidiaries or affiliates at any time during the applicable Non-Solicit Period (a “Covered Person”) to terminate or modify any written or oral agreement or understanding with the Company or any of its subsidiaries or affiliates, or (c) induce or attempt to induce a Covered Person (other than a consultant or independent contractor) to engage in a business relationship with a third party that it could instead engage in with the Company or any of its subsidiaries or affiliates.  During the period that you are employed by the Company, and for a period of six months thereafter, regardless of the reason your employment with the Company terminates, you will not, directly or indirectly, either individually or through any entity or other person with which you may become associated, hire or solicit for hiring or engagement any consultant or independent contractor of the Company or any of its subsidiaries or affiliates, or encourage or otherwise induce any such consultant or independent contractor to terminate his or her contractual relationship with the Company or any of its subsidiaries or affiliates.   For purpose of this letter agreement, an employee, consultant or independent contractor is any person who was such at any time within the preceding 6 months.

At no time during or after your employment will you utter, issue or circulate publicly any false or disparaging or otherwise critical statements, remarks or rumors about the Company or its subsidiaries or affiliates and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives.

You shall promptly and fully disclose all Intellectual Property to the Company.  You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property.  You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  You will not charge the Company for time spent in complying with these obligations.  All copyrightable works that constitute Intellectual Property that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.  For purposes of this letter agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off the Company’s premises) during your employment, including both any period of employment

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predating this letter agreement as well as any period of employment from and after the date of this letter agreement, and during the period of thirty days immediately following termination of your employment that relate either to the business of the Company or any of its subsidiaries or affiliates or to any prospective activity of the Company or any of its subsidiaries or affiliates or that result from any work performed by you for the Company or any of its subsidiaries or affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries or affiliates.

You agree without reservation that the restraints imposed on you pursuant to this letter agreement are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  You further agree that, were you to breach any of the covenants contained in this letter agreement, the damage to the Company and its subsidiaries and affiliates would be irreparable.  You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder.  You and the Company further agree that, in the event that any provision of this letter agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  Finally, no claimed breach of this letter agreement or other violation of law attributed to the Company, or any change in the circumstances or nature of your employment relationship with the Company, shall operate to excuse you from the performance of your obligations under this letter agreement with respect to confidentiality, non-competition, non-solicitation and/or assignment of intellectual property.

All information contained in this letter agreement is confidential.  This letter agreement describes, in full, the offer that has been extended to you and supersedes any previous verbal offer that may have been made and also supersedes the Prior Agreements, each and all of which shall be of no further effect and under which it is agreed you have no further rights and the Company has no further obligations. This letter agreement is subject to change at any time by mutual agreement, which agreement to be binding must have been signed by you and by the Company’s Chief Executive Officer. This is a New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

Please indicate your acceptance of this offer by signing below and returning this letter agreement to me within seven (7) business days after date of issue.

Very truly yours,

/s/ Richard Szymanski

Rich Szymanski

Chief Financial Officer

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AGREED AND ACCEPTED BY:

/s/ Chadi Farhat

DATE:

May 18, 2016

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